Retail Customer Wins

Beef Backer Award

National Beef customer, Southern Family Markets, a retail chain of 66 stores headquartered in Birmingham, AL, won the 2009 Retail Beef Backer award for Midsize Chain of the Year.

The award, funded by beef check-off dollars is presented annually at the National Cattlemen’s Beef Association annual convention. It recognizes supermarket retailers for their commitment to outstanding beef marketing and merchandising programs. The Retail Beef Backer Award highlights the work retailers do throughout the year to increase beef demand.

“We are the exclusive supplier to the Southern Family group which has four store banners—Southern Family Markets, Piggly Wiggly, Bruno’s, and Food World,” explains Bill Gandy, vice president, Field Marketing for National Beef. “The majority of the product they carry is our National Beef Black Angus® brand.”w

$118 per finished animal in 2009, says USMEF

Exports Add Value

To U.S. Cattle

According to the U.S. Meat Export Federation (USMEF), the value of beef exports in 2009 added approximately $118 per steer and heifer processed in the U.S. last year. That’s down from 2008 levels which were slightly over $133 per head due in part to lower beef prices in 2009 as well as a smaller volume of beef exports.

U.S. beef exports to Asian countries were up 16% and accounted for 30% of total beef export volume in 2009 while exports to Canada and Mexico accounted for 50% of U.S. beef exports by volume.

Losses due to BSE-related market access issues now exceed $12 billion, averaging over $75 per head of steer & heifer slaughter during 2004-2009, according to USMEF.w

Did You Know...

✓The easiest, most efficient way to receive settlement sheets and other USPB communications is via email. If you are not currently receiving USPB information at your email address please send your address to us at uspb@uspb.com . If you do not have an email address we encourage you to consider getting one so you can receive our communications sooner and more efficiently.

✓USPB producers are leasing delivery rights through our company at a near record pace. As a result, the number of delivery rights for lease is limited. Please call 866-877-2525 if you have delivery rights you would like us to help you lease to other producers.

✓Our company's fiscal year 2010 annual meeting will be on Dec. 8 at the Kansas City Airport Hilton.w

A look at factors that affect marbling to increase grid premiums

Recipe For Marbling–Part 2
By Brian Bertelsen, Director of Field Operations
This is the second in a series of factors that have been shown to affect marbling. As mentioned in Part 1 in last month’s UPDATE, this is not a discussion of net profit. Instead, it is simply a review of factors for producers who want or need to increase marbling in their cattle.

1.  Vaccinate to assist in prevention of disease. Immunity helps prevent infection from bacteria and viruses. A good sound vaccination program for the whole herd will allow calves to grow and marble closer to their genetic potential. Sick cattle not only demand more calories for their immune system, but they also eat less feed and consume less calories, so marbling deposition effectively shuts down.

But remember, vaccination does not equal immunity. Handle vaccines with care to maximize effectiveness. Syringe sterilization methods and sunlight exposure can affect vaccine efficacy. Properly control temperature of vaccines during storage and administration. Avoid administering during times of high stress like weaning, shipment or severe weather. Always use the proper injection method, intramuscular or subcutaneous, and observe Beef Quality Assurance guidelines for injection sites.

2.   Provide adequate mineral nutrition. Many ranches are located in geographic areas that are deficient in several key minerals like selenium or copper, for example. Adequate minerals help the immune system function, not only to fight off disease, but also to adequately react to vaccinations and build effective immunity.

Consider the absorption of different forms of minerals. For example, chelated minerals may be more readily absorbed. They may be effective, especially during key periods of the production cycle, during stress or during vaccination.

3.   Castrate male calves early in life. Research has long proven that

...continued on page 2

USPB staff served more than 500 people Korean style barbecue

NCBA Yakiniku Event Touts Importance of Exports

USPB’s staff served the Korean style barbecue, Yakiniku, which is cut from the beef short rib, at the opening session of this year’s National Cattlemen’s Beef Association trade show in San Antonio, TX. The effort gave staff the opportunity to discuss the value of exports and our company’s age and source verified premium with more than 500 people during that event and many more during the trade show that followed the next two days. In addition, television, radio and print media were on hand to interview staff on the company’s performance with emphasis on adding value to our products through export markets.♦

Reproduction of any part of this newsletter is expressly forbidden without written permission of U.S. Premium Beef.

Recipe For Marbling...                       continued from page 1

delaying castration of male calves past the age of weaning can decrease marbling and Quality grade.

4.   Creep feed calves before weaning. Not only can it add pounds and improve adaptation to grain-based finishing diets, but it can also start the deposition of marbling at an early age. Perhaps even more importantly, feeding grain, especially corn, to calves at approximately nine months of age or earlier has been shown to create more fat cells that will store excess calories as marbling fat. This augments the animal’s natural genetic ability for marbling and also appears to “pull” stored calories from external backfat to marbling.

5.   Fenceline wean to reduce stress of weaning. This practice requires adequate facilities and pasture layout, but has been shown effective in making a less stressful transition for the calf. Reducing stress is always a positive for encouraging marbling deposition.

6.   Wean early. Numerous research trials have shown that when calves are weaned early and fed a grain-based diet, marbling has been significantly higher.

University of Illinois research compared early weaned calves that were limit fed a corn diet from early weaning until traditional weaning age and programmed to achieve the same gain as creep fed, normal weaned calves. Then all calves were finished on the same diets. There were no differences in gain or days to slaughter between early weaned and creep fed steers. At harvest, early weaned calves had 34.5 more percentage points of carcasses with average Choice or higher levels of marbling (the marbling requirement for CAB). This is likely due to the extended days on a grain diet and the total number of days that a calf can deposit marbling. Feeding grain early in the animal’s life can also proliferate fat cells— even more so than with creep feeding.

Fat can be deposited in cells that become larger. Creating more marbling fat cells is significant because research has shown that the number of fat cells was more closely related to marbling score than was cell size.

7.   Precondition calves before placement in a feedyard. Allowing calves to recover from weaning before they leave their home ranch will reduce overall total stress load in the animal’s life. Combined with vaccination, it can lead to a higher level of effective immunity. This, in turn, tends to reduce sickness which is a major marbling reducer. Plus, preconditioned calves that are healthy and ‘bunk broke’ tend to start eating feed better after placement in the feedyard which fuels marbling.

8.   Deworm cattle to reduce parasite load. Parasites consume calories and create stress for the animal resulting in fewer calories for fat deposition. Research has shown a strong affect on marbling and other carcass traits for cattle that were dewormed on pasture, at the feedlot, or both. One study comparing cattle dewormed both on pasture and in the feedlot showed 79 pounds more carcass weight and over 26 percentage points more Choice carcasses compared to the negative control that was not dewormed in the entire study.

Next month we will conclude this series on how to increase marbling at the ranch, backgrounding and feedlot levels.w

USPB Non-Conditional Unit Trade Report
	FY 2010 Trades	Most Recent Trades-Oct. 2009
# Units Traded	3,800	800
Avg. Price/Unit	$153.82	$149.38

Benchmark Performance Data Table
Base Grid Cattle Harvested in KS Plants 1/03/10 to 1/30/10
(Numbers in Percent)	Base Grid
	All	Top 25%
Yield	63.88	64.45
Prime	3.46	4.80
CH & PR	76.04	81.50
CAB	21.51	27.04
BCP	11.77	13.96
Ungraded	2.04	1.11
Hard Bone	0.75	0.35
YG1	9.57	7.42
YG2	38.06	35.80
YG3	43.67	47.41
YG4	8.17	8.84
YG5	0.54	0.53
Light Weight	0.37	0.27
Heavy Weight	1.90	1.44
Average Grid Premiums/Discounts ($/Head)
Quality Grade	$20.04	$29.15
Yield Benefit	$6.22	$15.89
Yield Grade	-$3.02	-$3.71
Out Weight	-$2.92	-$2.21
Steer/Heifer	$0.81	$1.15
ASV	$2.83	$9.73
Natural	$1.04	$3.56
Total Premium	$25.00	$53.56